Exhibit 10.14

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this "Agreement") dated August 18, 2026, is by and between FLEXSTEEL INDUSTRIES, INC., a Minnesota corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I

CREDIT TERMS

SECTION 1.1. LINE OF CREDIT.

(a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including August 18, 2029, not to exceed at any time the aggregate principal amount of Thirty Million Dollars ($30,000,000.00) ("Line of Credit"), the proceeds of which shall be used to finance Borrower's working capital requirements, Permitted Acquisitions (as defined in Section 5.5), and general business purposes. Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated August 18, 2026, as modified from time to time ("Line of Credit Note").

(b) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit together with all amounts reserved thereunder shall not at any time exceed the maximum principal amount available of the Line of Credit, as set forth herein.

(c) Standby Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause a branch, subsidiary, or Affiliate (as hereinafter defined) to issue standby letters of credit on behalf of Borrower ("Subfeature Standby Letters of Credit"); provided however, that the aggregate undrawn amount of all outstanding Subfeature Standby Letters of Credit shall not at any time exceed Five Million Dollars ($5,000,000.00).

Bank shall have no obligation to issue a Subfeature Standby Letter of Credit if (i) any order, judgment, or decree of any governmental authority or arbitrator shall, by its terms, purport to enjoin or restrain Bank from issuing such Subfeature Standby Letter of Credit, or any law applicable to Bank or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over Bank shall prohibit or request that Bank refrain from issuing letters of credit generally or such Subfeature Standby Letter of Credit in particular, or (ii) such Subfeature Standby Letter of Credit would violate one or more policies of Bank applicable to letters of credit generally, or (iii) if amounts demanded to be paid under any Subfeature Standby Letter of Credit will or may not be in United States Dollars.

The form and substance of each Subfeature Standby Letter of Credit shall be subject to approval by Bank, in its sole discretion. The undrawn amount of all outstanding Subfeature Standby Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder.

Each Subfeature Standby Letter of Credit shall be issued for a term not to exceed three hundred sixty-five (365) days, as designated by Borrower; provided however, that no Subfeature Standby Letter of Credit shall be issued with, nor shall Bank be required to extend or (if applicable) allow automatic extension of any Subfeature Standby Letter of Credit, so that it will have, an expiration date more than three hundred sixty-five (365) days beyond the maturity date of the Line of Credit. The undrawn amount of all Subfeature Letters of Credit Shall be reserved under the Line of Credit and shall not be available for borrowings thereunder.

Each Subfeature Standby Letter of Credit shall be subject to the additional terms and conditions of Bank's standard standby letter of credit agreement or other reimbursement agreement, however titled, and all applications and related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Subfeature Standby Letter of Credit shall be due and payable in accordance with the letter of credit agreement or other reimbursement agreement, however titled. Unless arrangements satisfactory to Bank are made to reimburse Bank for such drawing or amount, Borrower shall be deemed to have requested an advance under the Line of Credit which shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not then available, for any reason, Borrower shall immediately pay Bank the full amount then due, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. Cancellation or expiration of the Line of Credit shall not terminate Borrower’s obligations under any standby letter of credit agreement or other reimbursement agreement, however titled.

For purposes of this Agreement and the other Loan Documents (as hereinafter defined):

“Affiliate” means, with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

SECTION 1.2. INTEREST/FEES.

(a) Interest. The outstanding principal balance of each credit subject hereto shall bear interest at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith.

(b) Computation and Payment. Interest shall be computed on the basis set forth in each promissory note or other instrument or document required hereby. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(c) Commitment Fee. Borrower shall pay to Bank a non-refundable commitment fee for the Line of Credit equal to $125,000.00, which fee shall be due and payable in full on the date of this Agreement.

(d) Unused Commitment Fee. Borrower shall pay to Bank a fee equal to thirty hundredths percent (0.30%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears on the first day of each January, April, July and October, commencing on October 1, 2026.

(e) Subfeature Standby Letter of Credit Fees and Commissions. Borrower shall pay to Bank;

(i) In arrears fees or commissions with respect to each Subfeature Standby Letter of Credit in an amount equal to the daily amount available to be drawn under such Subfeature Standby Letter of Credit times the applicable margin then in effect with respect to advances under the Line of Credit (computed on a per annum basis, based on a 360-day year, actual days elapsed), with such fees or commissions determined by Bank in arrears on a quarterly basis and payable on the first day of each fiscal quarter or, if applicable, by such alter date as may be specified in a billing for such amount sent by Bank to Borrower; and

(ii) fees or commissions for each drawing under any such Subfeature Standby Letter of Credit and for the occurrence of any transfer, assignment, amendment, cancellation or other activity with respect to such Subfeature Standby Letter of Credit (including without limitation fees for document examination, discrepancies, reinstatement, document delivery, special handling and other trade services), determined in accordance with Bank’s standard fees and charges then in effect for such activity, and correspondent bank fees and fees of any adviser, confirming institution or entity or other nominated person, with such fees and commissions payable at the time of such activity or, if applicable, by such later date as may be specified in a billing for such amount sent by Bank to Borrower.

SECTION 1.3. COLLECTION OF PAYMENTS. Except to the extent expressly specified otherwise in any Loan Document other than this Agreement, Borrower authorizes Bank to collect all amounts due to Bank from Borrower under this Agreement or any other Loan Document (whether for principal, interest or fees, or as reimbursement of drafts paid or other payments made by Bank under any credit subject to this Agreement) by debiting any Non-Consumer Deposit Account (as defined below) maintained by Borrower with Bank for the full amount thereof. Should there be insufficient funds in Borrower's Non-Consumer Deposit Accounts with Bank to pay all such sums when due, or if any such payment is collected but is subsequently reversed or rendered ineffective, or Bank is required to turn over, restore, or otherwise return any such paid amount to Borrower, a trustee-in-bankruptcy, or anyone else, due to a bankruptcy or for any other reason, the full amount of such deficiency, or the full amount reversed, rendered ineffective, turned over, restored or otherwise returned, as applicable, shall be immediately due and payable by Borrower. The determination of whether any such payment must be turned over, restored or otherwise returned shall be made by Bank in its sole discretion; provided however, that if Bank chooses (but in no event shall Bank be obligated) to contest any such matter at the request of Borrower, Borrower agrees to indemnify and hold Bank harmless from and against all costs and expenses, including reasonable attorneys' fees, expended or incurred by Bank in connection therewith, including without limitation, in any litigation with respect thereto. For purposes hereof, (i) a “Consumer Deposit Account” is a deposit account held in the name of a natural person and established primarily for personal, family or household purposes, and (ii) a “Non-Consumer Deposit Account” is any deposit account other than Consumer Deposit Account.

The foregoing authorization shall remain in full force and effect until written revocation from Borrower has been received by Bank at its address for notices set forth in Section 7.2. hereof. In order to commence application of said cancellation with respect to a payment due date or payoff of a loan, Bank must be notified of said cancellation at least three (3) business days prior to such payment due date or payoff.

SECTION 1.4. COLLATERAL.

As security for all indebtedness and other obligations of Borrower to Bank, other than indebtedness that is excluded from such secured obligations by the terms of the security agreement(s) required hereunder, Borrower shall grant to Bank security interests of first priority in Borrower's accounts receivable and other rights to payment, general intangibles, inventory and equipment.

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, on the date hereof, on the date of Borrower’s execution hereof, and on the date of each subsequent request for any extension of credit hereunder (including, without limitation, the issuance of any product under any subfeature contained herein, to the extent applicable), which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1. LEGAL STATUS. (a) Borrower is a corporation, duly organized and existing and in good standing under the laws of Minnesota, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a Material Adverse Effect; and (b) no member of the Borrowing Group (as defined below) is a Sanctioned Target (as defined below) of economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes or restrictions and anti-terrorism laws imposed, administered or enforced from time to time by the United States of America, the United Nations Security Council, the European Union, the United Kingdom, any other governmental authority with jurisdiction over Borrower or any member of the Borrowing Group (collectively, “Sanctions”). As used herein, “Borrowing Group” means: (i) Borrower, (ii) any direct or indirect parent of Borrower, (iii) any Affiliate or subsidiary of Borrower, and (iv) any officer, director or agent acting on behalf of any of the parties referred to in items (i) through and including (iii) with respect to the obligations hereunder, this Agreement or any of the other Loan Documents. “Sanctioned Target” means any target of Sanctions, including (i) persons on any list of targets identified or designated pursuant to any Sanctions, (ii) persons, countries, or territories that are the target of any territorial or country-based Sanctions program, (iii) persons that are a target of Sanctions due to their ownership or control by any Sanctioned Target(s), or (iv) persons otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.

As used herein, “Material Adverse Effect” and “Material Adverse Change” means (a) a material adverse effect on the operations, business, assets, properties, prospects, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower, (b) a material impairment of the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party, (c) a material impairment of the rights and remedies of the Bank under any Loan Document or (d) an impairment of the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party.

SECTION 2.2. AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

SECTION 2.3. NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the organizational and governing documents of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

SECTION 2.4. LITIGATION. There are no pending, or to the best of Borrower's knowledge threatened in writing, actions, claims, investigations, suits or proceedings involving the Borrower by or before any governmental authority, arbitrator, court or administrative agency in which the amount in controversy is greater than $500,000.00, individually or in the aggregate, other than those disclosed by Borrower to Bank in writing prior to the date hereof.

SECTION 2.5. CORRECTNESS OF FINANCIAL STATEMENT AND OTHER INFORMATION. The annual financial statement of Borrower dated June 30, 2025, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct in all material respects and present fairly the financial condition of Borrower, (b) disclose all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied. Since the dates of such financial statements, no condition exists or event has occurred that constitutes a Material Adverse Effect, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except for Permitted Liens (as hereinafter defined). All information provided from time to time by Borrower to Bank for the purpose of enabling Bank to fulfill its regulatory and compliance requirements, standards and processes was complete and correct in all material respects at the time such information was provided and, except as specifically identified to Bank in a subsequent writing, remains complete and correct in all material respects today.

SECTION 2.6. INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

SECTION 2.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower.

SECTION 2.8. PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

SECTION 2.9. ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 2.10. OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other lease, commitment, contract, instrument or obligation to the extent such obligation individually or in the aggregate is in excess of $1,000,000.

SECTION 2.11. ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 2.12. SANCTIONS, ANTI-MONEY LAUNDERING AND ANTI-CORRUPTION LAWS.

(a) each member of the Borrowing Group has instituted, maintains and complies with policies, procedures and controls reasonably designed to assure compliance with Anti-Money Laundering Laws and Anti-Corruption Laws (each as defined below), and Sanctions; and (b) to the best of Borrower’s knowledge, after due care and inquiry, no member of the Borrowing Group is under investigation for an alleged violation of any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws by a governmental authority that enforces such laws. As used herein: “Anti-Corruption Laws” means: (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (ii) the U.K. Bribery Act 2010, as amended; and (iii) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which the Borrower or any member of the Borrowing Group is located or doing business. “Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which the Borrower or any member of the Borrowing Group is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

ARTICLE III

CONDITIONS

SECTION 3.1. CONDITIONS TO THE EFFECTIVENESS OF THIS AGREEMENT. The effective date of this Agreement shall be (a) the date that each of the following conditions set forth in this Section 3.1. have been satisfied or waived, as determined by Bank, or (b) such alternative date to which Bank and Borrower may mutually agree, in each case as evidenced by Bank’s system of record. Notwithstanding the occurrence of the effective date of this Agreement, Bank shall not be obligated to extend credit under this Agreement or any other Loan Document until all conditions to each extension of credit set forth in Section 3.2. have been fulfilled to Bank's satisfaction.

(a) Approval of Bank Counsel. All legal matters incidental to the effectiveness of this Agreement shall be satisfactory to Bank's counsel.

(b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed by all parties:

(i)
This Agreement and each promissory note or other instrument or document required hereby.
(ii)
Corporate Resolutions and Certificate of Incumbency Borrower.
(iii)
Security Agreement: Business Assets.
(iv)
Certificate of Insurance.
(v)
Such other documents as Bank may require under any other Section of this Agreement.

(c) Satisfaction of Regulatory and Compliance Requirements. In addition to any requirements set forth above, and notwithstanding Borrower’s execution or delivery of this Agreement or any other Loan Document, all regulatory and compliance requirements, standards and processes shall be completed to the satisfaction of Bank.

SECTION 3.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

(a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit, including, but not limited to, an executed wire request form if requested by Bank.

(c) Payment of Fees. Bank shall have received payment in full of any fee required by any of the Loan Documents to be paid at the time such credit extension is made.

(d) Financial Condition. No event has occurred or condition has occurred that constitutes a Material Adverse Change.

ARTICLE IV

AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

SECTION 4.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 4.2. ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower. If at any time any change in generally accepted accounting principles would affect the computation of any covenant (including the computation of any financial covenant) and/or pricing grid set forth in this Agreement or any other Loan Document, Borrower and Bank shall negotiate in good faith to amend such covenant and/or pricing grid to preserve the original intent in light of such change; provided, that, until so amended, (i) such covenant and/or pricing grid shall continue to be computed in accordance with the application of generally accepted accounting principles prior to such change and (ii) Borrower shall provide to Bank a written reconciliation in form and substance reasonably satisfactory to Bank, between calculations of such covenant and/or pricing grid made before and after giving effect to such change in generally accepted accounting principles.

SECTION 4.3. FINANCIAL STATEMENTS AND OTHER INFORMATION. Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a) not later than 120 days after and as of the end of each fiscal year, a copy of Borrower’s Annual Report on Form 10-K for such fiscal year, as filed with the Securities and Exchange Commission, including the audited balance sheet, income statement, statement of cash flows, and related notes and schedules of Borrower and its consolidated subsidiaries as of and for such fiscal year; and

(b) not later than 60 days after the end of each fiscal quarter (other than the fourth fiscal quarter of each fiscal year), a copy of Borrower's Quarterly Report on Form 10-Q for such fiscal quarter, as filed with the Securities and Exchange Commission, including the balance sheet, income statement, statement of cash flows, and related notes of Borrower and its consolidated subsidiaries as of and for such fiscal quarter; and

(c) contemporaneously with the delivery of each Annual Report on Form 10-K and each Quarterly Report on Form 10-Q required to be delivered hereunder, a certificate of the president or chief financial officer, a general partner or a member of Borrower, as applicable, certifying that the financial statements contained in such Form 10-K or Form 10-Q, as applicable, fairly present the financial condition of Borrower and that there exists no Event of Default nor any condition, act or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default; and

(d) from time to time such other financial and business information as Bank may reasonably request; and

(e) from time to time such other information as Bank may request for the purpose of enabling Bank to fulfill its regulatory and compliance requirements, standards and processes.

SECTION 4.4. COMPLIANCE.

(a) Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower's continued existence; comply with the requirements of all laws, rules, regulations and orders of any jurisdiction in which the Borrower is located or doing business, or otherwise is applicable to Borrower; and

(b) comply with, and cause each member of the Borrowing Group to comply with, all Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws.

SECTION 4.5. INSURANCE. (a) Maintain and keep in force, for each business in which Borrower is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, commercial general liability (it being agreed that, as of the date of this Agreement, Borrower’s existing insurance coverages, providers, and limits, as set forth in the certificates of insurance delivered to Bank on or about the date hereof, shall be deemed to be acceptable to Bank) and, if required by governmental regulation or mutually agreed by Bank and Borrower (each acting reasonably), hurricane, windstorm, seismic property damage, workers' compensation, marine cargo insurance, and specific hazards affecting any real property, including terrorism, with insurers and in amounts mutually satisfactory to Bank and Borrower (each acting reasonably) and where reasonable and required by Bank, with replacement cost, mortgagee loss payable and lender loss payable endorsements in favor of Bank, and (b) deliver to Bank prior to the date hereof, and from time to time at Bank's request, schedules setting forth all insurance then in effect, together with a lender’s loss payee endorsement for all such insurance naming Bank as a lender loss payee.

SECTION 4.6. FACILITIES. Keep all properties useful or necessary to Borrower's business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 4.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank's satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

SECTION 4.8. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened in writing against Borrower to the extent such litigation is reasonably expected to have a Material Adverse Effect.

SECTION 4.9. FINANCIAL CONDITION. Maintain Borrower's financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a) Asset Coverage Ratio not less than 2.00 to 1.00, at each fiscal quarter end, with “Asset Coverage Ratio” defined as the ratio of (a) gross accounts receivable plus gross inventory net of (i) foreign raw materials, (ii) foreign finished goods, (iii) in-transit inventory, and (iv) work-in-process inventory, to (b) principal outstandings on the Line of Credit.

(b) EBITDA not less than $15,000,000.00 as of each fiscal quarter end, determined on a rolling 4-quarter basis, with “EBITDA” defined as (a) consolidated net income (or loss), minus (b) the sum of (i) interest income and (ii) unusual or non-recurring gains, plus (c) the sum of (i) interest expense, (ii) income taxes, (iii) depreciation and amortization, (iv) non-cash stock-based compensation and (v) non-cash unusual or non-recurring losses; provided the aggregate amount added back pursuant to this clause (v) shall not exceed $3,000,000.00 during any of the four consecutive fiscal quarters.

SECTION 4.10. NOTICE TO BANK. Promptly (but in no event more than five (5) business days after the occurrence of each such event or matter and in no event more than one (1) business day after the occurrence of each such event or matter described below with respect to Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower, including, any merger, conversion, division or domestication; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's property; or (e) any breach of any covenant contained herein related to Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws or the Borrower’s inability to make the representations and warranties contained herein related to Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws on any date, or the failure of any representations and warranties contained herein related to Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws to be true and correct in all respects on or as of any date.

SECTION 4.11. DEPOSIT ACCOUNTS; TREASURY MANAGEMENT RELATIONSHIPS. At all times maintain Borrower’s primary deposit account and primary treasury management relationships with Bank or any banking Affiliate of Bank and to keep such account(s) in good standing. As used herein, “primary deposit account” means the deposit account into which substantially all of the receipts from the operations of Borrower are deposited and from which substantially all of its disbursements for its operations are made. As used herein, “treasury management relationships” means relationships established for the provision of cash management and payment and settlement services (e.g., check clearing, check guaranty, ACH, wire transfer and debit card services). For the avoidance of doubt, nothing in this Section 4.11 prohibits or restricts Borrower from depositing or maintaining portions of its cash and cash equivalents at other banks or financial institutions.

SECTION 4.12. COLLATERAL AUDITS AND INVENTORY APPRAISALS. Permit Bank to audit all Borrower’s collateral required hereunder or appraise Borrower’s inventory, with such audits or appraisals to be performed by collateral examiners or appraisers acceptable to Bank and in scope and content satisfactory to Bank, and with all Bank’s costs and expenses of each audit or appraisal to be reimbursed in full by Borrower. Bank shall not be required to share the results of the audit(s) with Borrower or any third party.

ARTICLE V

NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank's prior written consent:

SECTION 5.1. USE OF FUNDS. SOURCES OF REPAYMENT AND COLLATERAL.

(a) Use, or permit any member of the Borrowing Group to use, any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof, or directly or indirectly use any such proceeds to fund, finance or facilitate any activities, business or transactions: (i) that are prohibited by Sanctions; (ii) that would be prohibited by Sanctions if conducted by Bank or any of Bank’s Affiliates; or (iii) that would be prohibited by any Anti-Money Laundering Laws or Anti-Corruption Laws.

(b) Fund any repayment of the obligations hereunder or under any other Loan Document with proceeds, or provide any property as collateral for any such obligations, or permit any third party to provide any property as collateral for any such obligations, that is directly or indirectly derived from any transaction or activity that is prohibited by any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws, or that could otherwise cause Bank or any of Bank’s Affiliates to be in violation of any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws.

SECTION 5.2. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except:

(a) the liabilities of Borrower to Bank;

(b) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the date hereof;

(c) trade accounts payable arising in the ordinary course of business;

(d) purchase money indebtedness (including capitalized leases) for the acquisition of equipment not to exceed $2,000,000.00 at any time outstanding; and

(e) any other unsecured debt not to exceed $3,000,000.00 at any time outstanding.

SECTION 5.3. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. (a) Merge into or consolidate with any other entity; (b) make any substantial change in the nature of Borrower's business as conducted as of the date hereof; (c) acquire all or substantially all of the assets of any other entity, except for a Permitted Acquisition (as defined below); (d) sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets except in the ordinary course of its business, nor (e) accomplish any of the above by virtue of a division or similar transaction; provided, that the foregoing shall not restrict Borrower’s ability to sell, lease, transfer or otherwise dispose of any real property, building and fixtures of Borrower without Bank’s consent so long as no Default or Event of Default has occurred and is continuing or would result therefrom and Borrower provides prompt notice of such sale, transfer, lease or other disposition.

For purposes hereof, “Permitted Acquisition” means any acquisition by Borrower of all or substantially all of the operating assets of any person or entity so long as all of the following conditions are satisfied: (i) the acquisition is consummated in compliance with applicable law, (ii) and no such Event of Default or potential Event of Default results after giving effect to the acquisition; provided, however, if the aggregate consideration (valuing any non-cash consideration as its fair market value, and including without limitation the amount of liabilities assumed or acquired), exceeds $15,000,000.00, Borrower must notify Bank no later than thirty (30) days prior to the proposed closing date of such acquisition and Borrower shall have delivered to Bank a pro forma certificate of compliance pursuant to Section 4.3(c) demonstrating covenant compliance under this Agreement.

SECTION 5.4. GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank, and except additional guaranties in amounts not to exceed an aggregate of $1,000,000.00 outstanding at any time.

SECTION 5.5. LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, including any of the foregoing accomplished by a division or similar transaction, except:

(a) any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof; and

(b) other aggregate loans, advances or investments so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) Borrower is in compliance with the financial covenants set forth herein on a pro forma basis after giving effect to such capital contribution, loan or cash advance, and (iii) the aggregate amount of such capital contributions, loans and cash advances shall not exceed $2,500,000 in the aggregate at any one time.

For avoidance of doubt, nothing contained in this Section 5.5 shall prohibit the Borrower from entering into any transaction with, or to make any payment or transfer to, any Affiliate of the Borrower to the extent such transaction, payment or transfer is permitted pursuant to Section 5.8 below.

SECTION 5.6. DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower's stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower's stock now or hereafter outstanding; provided however, that Borrower may do any of the foregoing so long as the following conditions are met: (i) at the time of any such cash dividend, distribution or repurchase of stock and on a pro forma basis after giving effect to such cash dividend, distribution or repurchase of stock, there shall exist no Event of Default or fact or circumstance which, with the passage of time or the giving of notice, would result in an Event of Default and (ii) if the aggregate amount of such cash dividends, distributions or repurchases of stock shall exceed $15,000,000.00 on a trailing 12-month basis, prior to such transaction that causes the aggregate amount to exceed $15,000,000.00, Borrower shall have delivered to Bank a pro forma certificate of compliance pursuant to Section 4.3(c) demonstrating covenant compliance under this Agreement after giving effect to such cash dividend, distribution or repurchase of stock Borrower shall provide to Bank, upon request, any further documentation required by Bank to substantiate the appropriateness of amounts paid or to be paid.

SECTION 5.7. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s assets (other than real property, fixtures, and buildings) now owned or hereafter acquired, except (each of the following be referred to as “Permitted Liens”):

(a) any of the foregoing in favor of Bank or which is existing as of, and disclosed to Bank in writing prior to, the date hereof;

(b) purchase money liens to the extent they secure purchase money debt permitted under this Agreement;

(c) liens imposed by law for taxes, assessments, or governmental charges, or levies not yet due or which are being contested in good faith by appropriate proceedings by Borrower;

(d) statutory liens of landlords, carriers, warehousemen, mechanics, materialmen and similar liens imposed by law for amounts not yet due or which are being contested in good faith by appropriate proceedings by Borrower;

(e) pledges and deposits made in the ordinary course of business for compliance with workers’ compensation, unemployment insurance, social security, and similar laws and regulations; and

(f) deposits to secure the performance of bids, surety and appeal bonds, trade contracts, leases, statutory obligations and the like.

Section 5.8. TRANSACTIONS With Affiliates. Enter into any transaction with, or make any payment or transfer to, any of its Affiliates except in the ordinary course of business and pursuant to the reasonable requirements of Borrower or such Affiliate’s business and upon fair and reasonable terms no less favorable to the Borrower than the Borrower could obtain in a comparable arms-length transaction.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1. The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

(a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

(b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c) Any default in the performance of or compliance with: (1) any collateral value requirement set forth herein or in any other Loan Document; (2) any negative covenant set forth in Article V hereof; (3) any affirmative covenant set forth in Article IV hereof requiring the delivery of financial statements and other information to Bank; or (4) any obligation, agreement or other provision contained herein or in any other Loan Document related to Sanctions, Anti-Money Laundering Laws, or Anti-Corruption Laws.

(d) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those defaults specifically described as constituting an “Event of Default” under any other subsection of this Section 6.1.), and with respect to such default(s) that by their nature can be cured (excluding any defaults specifically described as constituting an “Event of Default” under any other subsection of this Section 6.1., none of which shall be subject to a cure period), such default shall continue for a period of twenty (20) days from its occurrence.

(e) Any default in the payment or performance of any obligation individually or in the aggregate in excess of $1,000,000, or any defined event of default under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower has incurred any debt or other liability to any person or entity in excess of $1,000,000, including Bank.

(f) Borrower shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(g) The filing of a notice of judgment lien against Borrower; or the recording of any abstract or transcript of judgment against Borrower in any county or recording district in which Borrower has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower; or the entry of a judgment against Borrower; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower.

(h) Any Change of Control shall occur. For purposes hereof,

“Change of Control” means (i) any person or two or more persons acting in concert, shall have acquired beneficial ownership, directly or indirectly, of stock and other equity interests of Borrower (or other securities convertible into such stock and equity interests) representing 30% or more of the combined voting power of all stock and other equity interests of Borrower entitled (without regard to the occurrence of any contingency) to vote for the election of members of the board of directors (or equivalent governing body) of Borrower, (ii) any person or two or more persons acting in concert, shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Borrower or control over the stock and other equity interests of such person entitled to vote for members of the board of directors (or equivalent governing body) of Borrower on a fully-diluted basis (and taking into account all such stock or other equity interests that such person or group has the right to acquire pursuant to any option right) representing 30% or more of the combined voting power of such stock and other equity interests, or (c) during any period of 24 consecutive months commencing on or after the date of this Agreement, the occurrence of a change in the Borrower such that a majority of the members of such board of directors (or equivalent governing body) are not Continuing Directors.

“Continuing Directors” means the directors (or equivalent governing body) of Borrower on the date of this Agreement and each other director (or equivalent) of Borrower, if, in each case, such other person’s nomination for election to the board of directors (or equivalent governing body) of Borrower is approved by at least 51% of the then Continuing Directors.

(i) The dissolution, division, or liquidation of Borrower; or Borrower or any of its directors, stockholders or members, shall take action seeking to effect the dissolution, division, or liquidation of Borrower.

SECTION 6.2. REMEDIES. Upon the occurrence of any Event of Default: (a) all principal, unpaid interest outstanding and other indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice (except as expressly provided in any mortgage or deed of trust pursuant to which Borrower has provided Bank a lien on any real property collateral) become immediately due and payable without presentment, demand, protest or any notices of any kind, including without limitation, notice of nonperformance, notice of protest, notice of dishonor, notice of intention to accelerate or notice of acceleration, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

SECTION 6.3. BANK PLACED INSURANCE. Pursuant to this Agreement and the other Loan Documents, Bank shall receive satisfactory evidence of the insurance coverage required under this Agreement and the other Loan Documents. Failure of Bank to require such evidence in no way excuses the insurance requirement or waives Bank’s rights arising from the failure to maintain such insurance or provide satisfactory evidence thereof. Unless Borrower provides Bank with satisfactory evidence of the insurance coverage as required by this Agreement and the other Loan Documents, Bank may purchase insurance at Borrower's expense (which expense shall be reimbursed by Borrower immediately upon invoice or demand) to protect Bank's interest. Such insurance purchased by Bank is to protect Bank’s interests and may not protect Borrower’s or any other party’s interests or claims. the insurance PURCHASED BY BANK may not provide any public liability or property damage indemnification and may not meet the requirements of any financial responsibility laws.

Borrower hereby authorizes Bank to automatically debit any account designated by Borrower for the payment of premiums, fees, and other charges associated with any insurance coverage obtained by Bank pursuant to this Agreement. Such debits may occur without prior notice to the Borrower. Borrower acknowledges and agrees that this authorization is irrevocable while any amounts remain outstanding under this Agreement and the other Loan Documents and shall survive the termination of this Agreement and the other Loan Documents until all amounts due in connection with such insurance have been paid in full. Borrower further agrees that Bank shall not be liable for any overdraft fees or other charges incurred as a result of such debits.

Bank’s rights under this Section are in addition to any other rights provided to Bank under this Agreement and the other Loan Documents, which rights shall be cumulative. Bank’s purchase of insurance pursuant to this Section shall not constitute an election of remedies and Bank reserves the right to exercise all available remedies under this Agreement and the other Loan Documents.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	FLEXSTEEL INDUSTRIES, INC.
385 Bell Street
Dubuque, Iowa 52001

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION
MAC: F0005-031
801 Walnut Street, Floor 03
Des Moines, Iowa 50309

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3. COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including, to the extent permitted by applicable law, reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel to the extent permissible), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, whether or not suit is brought, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity. Whenever in this Agreement and the other Loan Documents Borrower is obligated to pay for the attorneys' fees of Bank, or the phrase "reasonable attorneys' fees" or a similar phrase is used, it shall be Borrower's obligation to pay the attorneys' fees actually incurred or allocated, at standard hourly rates, without regard to any statutory interpretation, which shall not apply, Borrower hereby waiving the application of any such statute. Notwithstanding anything in this Agreement to the contrary, reasonable attorneys' fees shall not exceed the amount permitted by law.

SECTION 7.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, if any, or any collateral required hereunder.

SECTION 7.5. ENTIRE AGREEMENT; AMENDMENT. To the full extent permitted by law, this Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of Minnesota (such State, Commonwealth or District is referred to herein as the “State”), but giving effect to federal laws applicable to national banks, without reference to the conflicts of law or choice of law principles thereof.

SECTION 7.11. BUSINESS PURPOSE. Borrower represents and warrants that each credit subject hereto is made for (a) a business, commercial, investment, agricultural or other similar purpose, (b) the purpose of acquiring or carrying on a business, professional or commercial activity, or (c) the purpose of acquiring any real or personal property as an investment and not primarily for a personal, family or household use.

SECTION 7.12. RIGHT OF SETOFF; DEPOSIT ACCOUNTS. Upon and after the occurrence of an Event of Default, (a) Borrower hereby authorizes Bank, at any time and from time to time, without notice, which is hereby expressly waived by Borrower, and whether or not Bank shall have declared any credit subject hereto to be due and payable in accordance with the terms hereof, to set off against, and to appropriate and apply to the payment of, Borrower's obligations and liabilities under the Loan Documents (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by Bank to Borrower (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced), and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Bank, in its sole discretion, may elect. Bank may exercise this remedy regardless of the adequacy of any collateral for the obligations of Borrower to Bank and whether or not the Bank is otherwise fully secured. Borrower hereby grants to Bank a security interest in all deposits and accounts maintained with Bank to secure the payment of all obligations and liabilities of Borrower to Bank under the Loan Documents.

SECTION 7.13. ARBITRATION.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit. In the event of a court ordered arbitration, the party requesting arbitration shall be responsible for timely filing the demand for arbitration and paying the appropriate filing fee within 30 days of the abatement order or the time specified by the court. Failure to timely file the demand for arbitration as ordered by the court will result in that party’s right to demand arbitration being automatically terminated.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in the State of Minnesota (referred to herein as the “State”) selected by the American Arbitration Association (“AAA”) unless Bank and Borrower mutually agree otherwise; (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State or a neutral retired judge of the state or federal judiciary of the State, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of the State and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the corresponding rules of civil practice and procedure applicable in the State or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g) Payment of Arbitration Costs and Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(i) Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

[Remainder Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed as of the effective date set forth above.

WELLS FARGO BANK,
FLEXSTEEL INDUSTRIES, INC.		NATIONAL ASSOCIATION
By:	/s/ Michael J. Ressler	By:	/s/ Jeff Glas
	MICHAEL J. RESSLER,		JEFF GLAS,
	CHIEF FINANCIAL OFFICER		EXECUTIVE DIRECTOR